NEWSRELEASE

FOR IMMEDIATE RELEASE
November 2, 2006

Contacts:
Analysts		Media

Jay Gould Susan Stuart	(614) 480-4060 (614) 480-3878	Jeri Grier-Ball Maureen Brown	(614) 480-5413 (614) 480-4588

HUNTINGTON SIGNS AGREEMENT TO ACQUIRE
UNIFIED FUND SERVICES, INC.

COLUMBUS, Ohio – Huntington Bancshares, Inc. (NASDAQ: HBAN) today announced it has signed a definitive agreement to purchase Unified Fund Services, Inc., an Indianapolis-based provider of fund accounting, administration, distribution and transfer agent services to mutual funds. Unified will operate as a wholly owned subsidiary of Huntington. The all cash transaction is scheduled to close at the end of the year. Terms of the agreement were not disclosed.

Unified was founded in 1952 and is a wholly owned subsidiary of Unified Financial Services, Inc. In 1963 Unified formed the first Indiana-based mutual fund and began transfer agency operations. In 1984, Unified expanded its offerings to include fund accounting, fund administration and transfer agency services to third parties. Unified currently serves 45 clients representing over 169,000 shareholders and $9 billion in assets. In terms of the number of accounts serviced, the company ranks 14th in the fund accounting business and 9th in the transfer agency business. 2006 revenues are expected to exceed $7 million.

According to Huntington Senior Executive Vice President, Daniel B. Benhase, “This acquisition creates a complete one-stop-shop for mutual fund servicing and strategically fits with our custody and other asset servicing businesses.”

“By joining with Unified, we will be able to increase our growth in this line of business and in one of the fastest growing segments of the market: new fund start-ups and mid-size funds that outsource their back-rooms,” said Huntington Executive Vice President, Nancy V. Kelly. “They have been a successful niche player whose business model is based on high-touch, personal service and represent an excellent cultural fit for us.”

“We look forward to taking advantage of Huntington’s scale and resources to help us accelerate our growth and strengthen the service we provide to our customers”, says Unified’s President, Anthony Ghoston. “We will be in a better position to build and acquire the technical systems that allow us to offer our clients the best service experience.”

The transaction is subject to standard closing conditions.

About Huntington

Huntington Bancshares Incorporated is a $36 billion regional bank holding company headquartered in Columbus, Ohio. Through its affiliated companies, Huntington has more than 140 years of serving the financial needs of its customers. Huntington provides innovative retail and commercial financial products and services through more than 375 regional banking offices in Indiana, Kentucky, Michigan, Ohio, and West Virginia. Huntington also offers retail and commercial financial services online at huntington.com; through its technologically advanced, 24-hour telephone bank; and through its network of almost 1,000 ATMs. Selected financial service activities are also conducted in other states including: Dealer Sales offices in Arizona, Florida, Georgia, North Carolina, Pennsylvania, South Carolina, and Tennessee; Private Financial and Capital Markets Group offices in Florida; and Mortgage Banking offices in Maryland and New Jersey. International banking services are made available through the headquarters office in Columbus and an office located in the Cayman Islands and an office located in Hong Kong.

###